EXHIBIT 99.1

Arbutus Enters Exclusivity Agreement with Roivant Sciences

VANCOUVER, British Columbia and WARMINSTER, Pa., Feb. 14, 2018 (GLOBE NEWSWIRE) -- Arbutus Biopharma Corporation (Nasdaq:ABUS), an industry-leading Hepatitis B Virus (HBV) therapeutic solutions company, announced today that Arbutus and Roivant entered into an exclusivity agreement (Exclusivity Agreement) providing for a period that expires on March 15, 2018. Pursuant to the Exclusivity Agreement, during this period, Arbutus and Roivant agree to negotiate on an exclusive basis the terms and conditions of a proposal to jointly develop Arbutus’ nucleic acid delivery platform based on its Lipid Nanoparticle (LNP) technology and GalNAc technology (collectively, Delivery Technologies) through a new company that would jointly own, manage, and develop the Delivery Technologies. There are no assurances that Arbutus and Roivant will reach an agreement regarding any such transaction or that any such transaction will be consummated.

About Arbutus

Arbutus Biopharma Corporation is a biopharmaceutical company dedicated to discovering, developing and commercializing a cure for patients suffering from chronic HBV infection. For more information, visit www.arbutusbio.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and forward looking information within the meaning of Canadian securities laws (collectively, “forward-looking statements”). Forward-looking statements in this press release include statements about an exclusivity period with Roivant expiring on March 15, 2018; jointly developing Arbutus’ nucleic acid delivery platform based on its Delivery Technologies through a new company that would jointly own, manage, and develop the Delivery Technologies; and discovering, developing and commercializing a cure for chronic HBV infection.

With respect to the forward-looking statements contained in this press release, Arbutus has made numerous assumptions regarding, among other things: the successful negotiation during the exclusivity period; the continued demand for Arbutus’ assets, including its Delivery Technologies; and the stability of economic and market conditions. While Arbutus considers these assumptions to be reasonable, these assumptions are inherently subject to significant business, economic, competitive, market and social uncertainties and contingencies.

Additionally, there are known and unknown risk factors which could cause Arbutus' actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements contained herein. Known risk factors include, among others: Arbutus and Roivant may not reach an agreement regarding the contemplated transaction or on any such transaction; demand for Arbutus’ assets may lower; economic and market conditions may worsen; and market shifts may require a change in strategic focus.

A more complete discussion of the risks and uncertainties facing Arbutus appears in Arbutus' Annual Report on Form 10-K and Arbutus' continuous disclosure filings, which are available at www.sedar.com and at www.sec.gov. All forward-looking statements herein are qualified in their entirety by this cautionary statement, and Arbutus disclaims any obligation to revise or update any such forward-looking statements or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future results, events or developments, except as required by law.

Contact Information

Investors
Mark Murray
President and Chief Executive Officer
Phone: 604-419-3200
Email: mmurray@arbutusbio.com

Tiffany Tolmie
Manager, Investor Relations
Phone: 604-419-3200
Email: ttolmie@arbutusbio.com

Media
David Schull
Russo Partners
Phone: 858-717-2310
Email: david.schull@russopartnersllc.com